NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 29, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 29, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Glenborough Realty Trust Incorporated and Gridiron Acquisition LLC, a wholly-owned subsidiary of Gridiron Holdings LLC became effective on November 29, 2006. Each share of Common Stock of Glenborough Realty Trust Incorporated was converted into $26.00 in cash plus an amount that is equal to a pro rata portion of the company's $0.275 regular quarterly dividend for each share of Glenborough Realty Trust Incorporated. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 30, 2006.